SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Neil Salvage (“Executive”) and LendingTree, Inc. ( “LTI”) and LendingTree, LLC (the “Company” which is a wholly-owned subsidiary of LTI; LTI and the Company are collectively the “Company Group”) (each a “Party” and collectively, the “Parties”), pursuant and subject to the terms of the LendingTree Executive Severance Pay Plan (the “Plan”).
1.The Parties agree and acknowledge that: (i) Executive’s employment with the Company, which is currently on an “at-will” basis, was terminated due to a Qualifying Termination (as defined in the Plan) effective on January 31, 2022 (the “Separation Date”), and such termination was not in connection with or following a Change in Control (as defined in the Plan); (ii) Executive was previously selected by the Plan Sponsor (as defined in the Plan) to participate in the Plan, and has previously executed a Participation Agreement (as defined in the Plan) with respect to the Plan; (iii) Executive is executing this Agreement as a condition for eligibility to receive the separation benefits provided for under the Plan; and (iv) this Agreement contains a “Release” as referenced in the Plan, and incorporates by reference all terms, conditions, requirements, and exclusions set forth in the Plan as if fully set forth herein.
2.Consideration.
(a)Executive understands and agrees that the value and consideration provided to Executive herein is sufficient to bind Executive to the terms of this Agreement, and that Executive will have twenty-one (21) calendar days after receiving the Agreement during which to consider, sign, and return the Agreement.
(b)Following the Effective Date (as defined in Section 12(c) below) of this Agreement, the Company Group shall provide Executive with the payments and benefits set forth in Schedule A of the Plan applicable for a “Qualifying Termination other than in connection with a Change in Control,” subject to the terms, conditions, requirements, and exclusions set forth in the Plan. For the avoidance of doubt, those benefits include the following:
i. Cash severance equal to 1.0x Executive’s base salary, payable in equal installments over the twelve (12)-month period following Executive’s Qualifying Termination, in accordance with Section 3 of the Plan and regular payroll policies;
ii.Accelerated vesting of Executive’s outstanding equity awards that would have vested during the twelve (12) months following Executive’s Qualifying Termination; and
iii.Coverage of up to twelve (12) months of COBRA premiums for Executive and Executive’s eligible dependents.
(c)As additional consideration for Executive’s execution of the additional covenants contained in Section 5 below, following the Effective Date of this Agreement the Company Group shall additionally provide to Executive of a one-time lump sum payment in the amount of Two Hundred Ninety-Two Thousand Five Hundred and No/100 Dollars ($292,500.00), less all taxes and other applicable payroll deductions (the “Additional Consideration”), representing the value of sixty-five percent (65%) of Executive’s target bonus for 2021 performance, which Additional Consideration shall be payable to Executive on the first regularly scheduled payroll date following the Effective Date.

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(d) No payments made pursuant to this Agreement or the Plan shall be considered as creditable “compensation” under any pension, savings, or other benefit plan maintained by any of the Company Group, unless specifically provided for under the applicable plan documents.
3.General Release of Claims. Except as specified below, Executive waives and releases the Company, LTI, and their respective former, current, and future parents, affiliates, related entities, predecessors, successors, and subsidiaries, and each of these entities’ respective current and former officers, directors, agents, employees, attorneys, assigns, insurers, Company Group sponsored or established benefit plans, administrators, fiduciaries, and trustees of any Company Group sponsored or established benefit plans (collectively, the “Releasees”), to the maximum extent permitted by law, from any and all claims or causes of action, whether or not now known, foreseen or unforeseen, with respect to any act, event, or omission occurring through and including the date on which Executive signs this Agreement, and including but not limited to any matter arising out of or connected with Executive’s hire or employment with the Company or the termination of such employment, including without limitation, claims for compensation, bonuses, commissions, stock options, restricted stock, equity of any form or nature, shadow stock (excluding, in each case, any Equity Rights, as defined below), wages, monetary damages, and including any claim based in tort, contract, statute, regulation, constitutional provisions, or any other common law claim, any claims of wrongful discharge, defamation, slander, libel, fraud, assault, battery, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, negligence, personal injury, invasion of privacy, false imprisonment, conversion, breach of contract (whether express, oral, written or implied from any source), and breach of the covenant of good faith and fair dealing, promissory estoppel, fraud, any claims for alleged discrimination, retaliation or harassment based on sex, age, race, national origin, disability, sexual orientation, medical condition, pregnancy or any other protected basis, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act, the Equal Pay Act, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, except as prohibited by law, the Sarbanes-Oxley Act of 2002, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons With Disabilities Protection Act, the North Carolina Wage and Hour Act, the North Carolina Equal Employment Practices Act, and any and all other constitutional, federal, state and local laws and regulations relating to employment, all as amended, and any and all claims for attorneys’ fees and costs, and interest and penalties (collectively, the “Claims”), with the only exceptions to such waiver and release being:
(a)Any rights to defense or indemnification or insurance coverage that Executive may have as a former officer or director of the Company Group;
(b)Unemployment, state disability, and/or paid family leave insurance benefits pursuant to the terms of applicable law;
(c)Workers’ compensation insurance benefits pursuant to applicable state law under the terms of any worker’s compensation insurance policy or fund;
(d)Continued participation in the Company Group’s group medical benefit plans at pursuant to the terms and conditions of the federal law known as “COBRA” and/or any applicable state law counterpart;

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(e)Any rights with respect to any stock options, restricted stock units, shares of stock, phantom equity, or other grants or rights made by any member of the Company Group to Executive from time to time pursuant to written documentation executed by any member of the Company Group (collectively, “Equity Rights”); and
(f)Any other rights that, pursuant to applicable law, are not subject to waiver by Executive.
    It is expressly agreed and acknowledged that the rights referenced in the foregoing clauses (a)-(f) are not “Claims” and are therefore excluded from the scope of the releases set forth in this Section 3.
If and to the extent that any claims, demands, or causes of action Executive released or attempted to release in this Section 3 exist and accrued prior to the execution of this Agreement by Executive, and the approval of any court, agency, administrative body, commission, or other entity is necessary to fully effectuate any such release, Executive agrees to participate in and cooperate fully with the Company Group and any other Releasees in obtaining any such approval.
4.Nothing in this Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Company Group or any Releasees resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company Group will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company Group to engage in conduct protected by this Section 4, and Executive does not need to notify the Company Group that Executive has engaged in such conduct.
5.Executive Covenants. In consideration of the compensation provided to Executive set forth in Section 2(c) above, and in order to protect the substantial time, money, and effort invested by the Company Group, their selling, marketing, pricing, and servicing strategies, the development of goodwill among their customers, and other legitimate business interests, Executive agrees as follows:
(a)Covenant Not to Disclose Confidential Information. Executive acknowledges and agrees that by reason of Executive’s employment with and service to the Company, Executive has had access to valuable, highly confidential, privileged, and proprietary information relating to the business of the Company, LTI, and any subsidiaries of any of the Company Group (collectively, the “Subsidiaries,” which currently includes QuoteWizard.com, LLC, and Ovation Credit Services, Inc.) (with the Company Group and the Subsidiaries sometimes referred to collectively as the “Collective Group”), and/or their respective customers (including but not limited to lenders or insurers), suppliers, vendors, and other business partners, including, without limitation: business plans, customer files and lists; sales methods and techniques; pricing structure and data; marketing concepts, strategies, and plans; technologies

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and processes, including without limitation technologies and systems of the Company or any of the Collective Group for matching buyers and sellers; data, software, and formulae; information furnished to the Company or any of the Collective Group by third parties, including without limitation consumer information, that is subject to confidentiality obligations; financial matters and all other know how, trade secrets, or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession, custody, or control of the Company or any of the Collective Group (hereinafter collectively referred to as “Confidential Information”). The Confidential Information includes the items described herein whether or not developed or created by the Company or any of the Collective Group, and may be in a draft, partial, or final status of preparation. Executive acknowledges that the unauthorized use or disclosure by Executive of any of the Confidential Information would seriously damage the business of the Company and (as applicable) others in the Collective Group.
i.Unless otherwise provided herein, “Confidential Information” shall not include: (i) information that is generally known or is available to the general public through legitimate origins (and other than as the result of unauthorized disclosure by or through Executive), as of the date such information becomes generally known or available to the general public;
(ii) information that is rightfully acquired by Executive outside the course and scope of Executive’s employment with the Company and from a source other than the Company or any of the Collective Group, where the disclosure of such information to Executive is not in violation of any obligation to the Company or any of the Collective Group, as of the date such information is actually acquired by Executive; (iii) knowledge, skills, or information which is common to the trade or profession of Executive; and (iv) information that was known to Executive prior to any employment by the Company or any others in the Collective Group, which knowledge Executive can establish by direct and preexisting written evidence. Notwithstanding the above, Executive shall be liable for the unauthorized use or disclosure of any information that was Confidential Information at the time of such use or disclosure, regardless of whether such information loses its status as Confidential Information subsequent to or as a result of such unauthorized use or disclosure.
ii.Executive acknowledges and agrees: (i) that the Confidential Information and all copies thereof, as described herein, is sensitive, valuable, and proprietary information that is the sole and lawful property of the Company, or (as applicable) of others in the Collective Group or which has been entrusted to the Company or (as applicable) others in the Collective Group subject to certain confidentiality obligations; (ii) that the Confidential Information represents a material investment of the time, money, and other resources of the Company or (as applicable) others in the Collective Group; (iii) that the Company or (as applicable) others in the Collective Group have a legitimate need to protect such Confidential Information; (iv) that such Confidential Information is the subject of reasonable efforts on behalf of the Company or (as applicable) others in the Collective Group to keep it confidential; (v) that Confidential Information to which Executive was exposed prior to the execution of this Agreement, if any, shall nevertheless constitute Confidential Information, and shall be subject to the terms, requirements, and restrictions herein; (vi) that Executive has no interest in or rights with respect to any of the Confidential Information; and (vii) that the Confidential Information constitutes proprietary, sensitive, and confidential information and, in some cases, trade secrets (as such term is defined in both the Defend Trade Secrets Act, 18 U.S.C. § 1836, et seq., and the North Carolina Trade Secrets Protection Act, N.C.G.S. § 66-152, et seq.) of the Company or (as applicable) others in the Collective Group.
iii.At and for all times after the Separation Date, Executive agrees that Executive shall keep confidential and shall not, directly or indirectly, use, divulge, publish, or otherwise reveal or allow to be revealed any aspect of the Confidential Information to any

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individual or entity, for any reason whatsoever, except only as required by law, without the Company’s prior, express, and written consent.
iv.Defend Trade Secrets Act Notice: Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
v.Executive understands that except as set forth in Section 5(a)(iv) above, Executive may not use or disclose (or threaten to use or disclose) any of the Collective Group’s trade secrets without the Collective Group’s consent. This obligation means, among other things, that Executive may not use the Collective Group’s trade secrets, whether directly or indirectly or on behalf of Executive or others, to attempt to call on, solicit, or obtain business from any actual or prospective client, customer, or business partner of the Company or any of the Collective Group, including without limitation any Customer (as such term is defined below), other than for authorized Collective Group business activities. This prohibition applies during and after Executive’s employment, so long as the information remains a trade secret. Executive agrees to take all reasonable steps to maintain the confidentiality of the Collective Group’s trade secrets and other Confidential Information.
vi.Executive acknowledges and understands that Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, Executive acknowledges and understands that nothing in this Agreement or otherwise prohibits or limits Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company or any of the Collective Group. Executive further acknowledges and understands that (a) neither the Company nor any of its subsidiaries or affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization, and (b) nothing in this Agreement or otherwise prohibits Executive from notifying the Company or any of the Collective Group that Executive will make a report or disclosure to law enforcement.
(b)Covenant Not to Compete. For a period of twenty-four (24) consecutive months beginning on the Separation Date, Executive shall not engage in the performance or attempted performance (whether for Executive’s own benefit or for, on behalf of, as an employee of, as an independent contractor of, or at the request of any other entity or individual) of any material activities performed in the course and scope of Executive’s duties for the Company during the Prior Period (as such term is defined below), in a manner or role that directly competes with, or directly and materially assists others in competing with, the business of the Company, which business includes without limitation the Services (as such term is defined below), as of the Separation Date (the “Restricted Activity”): (i) in the Restricted Territory (as such term is defined below); or (ii) for any Competitor (as such term is defined below), but only to the extent that such Restricted Activity is directed toward competing with the business of the

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Company inside the United States of America, or directly and materially assists others in competing with the business of the Company inside the United States of America.
i.Executive understands and acknowledges that the Company’s business includes, without limitation, the provision of the Services for entities in a number of different industries, including but not limited to lenders in the residential mortgage industry. Executive further understands and acknowledges that those entities who purchase Services from the Company, including without limitation leads, to the extent that those entities are themselves engaged in internal electronic and internet-based lead-generation activities to obtain prospective customers directly and not through the purchase of Services from the Company, are direct competitors of the Company with regard to the Services. Therefore, to protect the Company’s legitimate business interests, Executive agrees that for a period of twenty-four (24) consecutive months beginning on the Separation Date, regardless of the reason for such cessation, Executive shall not engage in the Restricted Activity for any of the following entities:
(1)Any entity that purchased Services from the Company, including without limitation leads, at any time during the Prior Period; or
(2)Any residential mortgage lender that purchased Services from the Company, including without limitation leads, at any time during the Prior Period.
ii.For purposes of this Agreement, “Restricted Territory” means the largest territory which is described by one or more of the following subsections and is deemed enforceable by any court of competent jurisdiction, but only to the extent that Executive’s Restricted Activity is directed toward competing with the business of the Company inside the United States of America, or directly and materially assists others in competing with the business of the Company inside the United States of America:
(1)Any state, province, or similar political territory in any country;
(2)Any state, province, or similar political territory in any country in which, as of the Separation Date, Executive worked in or was based during the Prior Period;
(3)Any state, province, or similar political territory in any country in which Executive dealt with any Customer of the Company during the Prior Period in connection with Executive’s employment with the Company; or
(4)North Carolina.
iii.For purposes of this Agreement, “Competitor” shall mean any entity that is engaged in any business, including without limitation the research, development, testing, design, publishing, marketing, promotion, licensing, application, sale, or distribution of electronic and internet-based lead-generation services, that directly competes with the business of the Company, as and to the extent that such business of the Company existed as of the Separation Date.
iv.For purposes of this Agreement, “Prior Period” means the twelve (12) month period immediately preceding the Separation Date, including the Separation Date. For the avoidance of doubt, all references in this Agreement to the Prior Period calling for a “look back” of twelve (12) months are intended solely to identify the individuals or entities to which the restrictions in such sections extend, and such references are not themselves intended to

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nor shall they, under any circumstances, be construed to define the length or term of the respective period of any restriction on Executive’s activities.
v.For purposes of this Agreement, “Services” means the Company’s research, development, testing, design, publishing, marketing, promotion, operation, licensing, application, and distribution of electronic and internet-based lead-generation services, as well as the sale of leads generated therefrom.
vi.For purposes of this Agreement, “Customer” means any entity that has purchased products or services from the Company, including without limitation any Services. For the avoidance of doubt, the purchase of Services from the Company includes, without limitation, the purchase of any leads.

(c)Covenants not to Solicit.
i.For a period of twenty-four (24) consecutive months beginning on the Separation Date, Executive shall not solicit or induce, or attempt to solicit or induce, any entity or individual that is, or was at any time during the Prior Period, a Customer of the Company, for the purposes of performing or offering to perform, or selling or offering to sell, any products or services which compete with any product or service offered by the Company, including without limitation any of the Services, as of the Separation Date, whether individually, on behalf of another entity, as an employee or prospective employee, or as an independent contractor; but only as to those Customers with whom at any time during the Prior Period: (i) Executive had material contact or dealings regarding or concerning activities that were actually performed by Executive within the course and scope of Executive’s employment with the Company, or for whom Executive performed such activities; (ii) regarding whom Executive supervised, within the course and scope of Executive’s employment with the Company, any such direct material contact or dealings by an employee, associate, or agent of the Company or Executive; or (iii) concerning whom Executive had any material knowledge of Confidential Information regarding terms or details of such Customer’s business dealings or financial arrangements with the Company.
ii.For a period of twenty-four (24) consecutive months beginning on the Separation Date (regardless of the reason for such cessation), Executive shall not:
(1)Solicit or induce, attempt to solicit or induce, or assist any other person or entity in soliciting, inducing, or attempting to solicit or induce any employee of the Company, LTI, or any of the Subsidiaries, or any individual who was employed by the Company, LTI, or any of the Subsidiaries at any time during the Prior Period, to become employed by an entity other than the Company, LTI, or any of the Subsidiaries or to cease his/her employment with the Company, LTI, or any of the Subsidiaries; or
(2)Hire or employ, attempt to hire or employ, or assist in hiring or employing any employee of the Company, LTI, or any of the Subsidiaries, or any individual who was employed by the Company, LTI, or any of the Subsidiaries at any time during the Prior Period.
iii.For a period of twenty-four (24) consecutive months beginning on the Separation Date (regardless of the reason for such cessation, whether such cessation was with or without cause, voluntary or involuntary, or initiated by the Company or Executive), Executive

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shall not solicit or induce, or attempt to solicit or induce, any independent contractor of the Company, LTI, or any of the Subsidiaries to cease its contractual relationship with the Company, LTI, or any of the Subsidiaries, to not continue or extend its contractual relationship with the Company, LTI, or any of the Subsidiaries, or to not seek, accept or perform work for or on behalf of the Company, LTI, or any of the Subsidiaries.
iv.For a period of twenty-four (24) consecutive months beginning on the Separation Date (regardless of the reason for such cessation), Executive shall not solicit or induce, or attempt to solicit or induce, any marketing partner of the Company to cease any contractual relationship with the Company, to discontinue or limit its relationship with the Company in any manner, to not continue supplying products or services to the Company or otherwise alter or discontinue its relationship with the Company, or to alter in any way the terms or conditions under which such products or services are provided to the Company.
v.For a period of twenty-four (24) consecutive months beginning on the Separation Date (regardless of the reason for such cessation), Executive shall not solicit or induce, or attempt to solicit or induce, any supplier or vendor of the Company to cease any contractual relationship with the Company, to discontinue or limit its relationship with the Company in any manner, to not continue supplying products or services to the Company or otherwise alter or discontinue its relationship with the Company, or to alter in any way the terms or conditions under which such products or services are provided to the Company.
(d)Tolling of Covenants and Severability. For all restrictions and covenants set forth in this Section 5 containing a twenty-four (24)-month restriction (each, a “Restriction”), the twenty-four (24) month period of each such Restriction shall be tolled for any such Restriction, as permitted by law, and shall be increased with respect to such Restriction by and in the amount of any time during which Executive is in breach of such Restriction. Executive agrees and acknowledges that each of the foregoing covenants set forth in this Section 5 above constitutes a separate, severable, and independently enforceable restrictive covenant.
(e)Acknowledgement of Reasonableness. Executive acknowledges that the restrictions and covenants contained in this Section 5: (i) are fair and necessary to protect the Company’s legitimate business interests; (ii) are narrowly tailored to protect such interests and so as not to offend public policy; (iii) are reasonable as to function and duration; and (iv) will not unduly restrict Executive’s ability to obtain employment or earn a living. Executive further acknowledges that in connection with Executive’s employment with the Company, Executive has been exposed to Confidential Information and has had material interaction with employees and independent contractors of not only the Company, but of LTI and the Subsidiaries as well, such that the restrictions in this Section 5, inclusive, are reasonable, fair, and necessary for the protection of the legitimate business interests of the Company, LTI, and the Subsidiaries, all of which constitute legitimate business interests of the Company.
(f)Each of the restrictive covenants contained in this Section 5 shall be considered to be a “restrictive covenant” as such term is used in and applies to the Plan.
6.Confidentiality of Agreement. Executive must keep this Agreement strictly confidential. Executive shall not disclose, directly or indirectly (such as through anyone acting at the direction or on behalf of Executive), to any other persons or entities the existence of this Agreement, the contents or terms of this Agreement, or the monetary consideration paid by the Company Group pursuant to this Agreement, except that Executive may disclose such information to: (a) Executive’s spouse or registered domestic/civil union partner, and/or (b) Executive’s attorney or accountant (solely in order for such individuals to render personal services to Executive), and only so long as any such individual(s) agrees in advance of the disclosure to keep such information confidential. In the event the prior agreement to be bound

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by the terms of this confidentiality provision is not obtained from such individuals, then Executive will be deemed to have breached the confidentiality provision of this Agreement if Executive discloses such information. Nothing in this Section or elsewhere in this Agreement is intended to prevent or prohibit Executive from: (a) providing information regarding Executive’s former employment relationship with the Company or this Agreement, in the event required by law or lawful legal process; or (b) cooperating, participating or assisting in any investigation or proceeding conducted by a government entity or Regulators. Should Executive be required by law, legal process, or subpoena to provide information related to his employment with the Company, and only as permitted by law, Executive shall, in advance of providing any response, and within three (3) calendar days of his receipt of notice of such law, legal process or subpoena, provide written notice to the Company’s Chief Human Resources Officer via certified/registered U.S. Mail or via email, so that the Company and/or the Releasees may seek to assert its or their rights and interests in connection therewith.
7.References. Executive shall direct any inquiries by potential future employers or persons/entities seeking references to the Company’s Human Resources Department, which shall communicate only Executive’s fact of employment, last position, and dates of employment.
8.Acknowledgment of Receipt of Wages Due. Executive understands and agrees that Executive has been paid any and all wages due and owing by the Company Group through the Separation Date, and that the payment of any wages concededly due and owed is not in any way conditioned upon Executive signing this Agreement. This Agreement includes a compromise of any potential bona fide and good faith dispute regarding claimed wages by Executive and by signing this Agreement, Executive acknowledges and agrees that with respect to any potential claim for wages by Executive, the Company Group and other Releasees have defenses, based in law or fact that, if successful would preclude any recovery on the part of Executive.
9.No Voluntary Cooperation in Third Party Claims. Executive agrees that Executive will not voluntarily cooperate, directly or indirectly (such as through anyone acting at the direction or on behalf of Executive, including without limitation Executive’s spouse), with any third party, including without limitation any former employee of the Company Group, in any actual or threatened lawsuit of any nature whatsoever against the Company Group, except as required by law or by any government agency. Nothing in this provision shall be construed as preventing Executive from providing complete and truthful testimony in connection with any formal legal proceeding (e.g., a deposition or testimony in court or arbitration).
10.No Pending Actions. Executive represents and certifies that neither Executive nor any person, agent, or entity acting on Executive’s behalf has filed or instituted any complaints, lawsuits, actions, claims, administrative charges, grievances, and/or proceedings against the Company Group or any of the Releasees, in any forum, and to the extent any such claims, charges, complaints have been filed or instituted on behalf of Executive, Executive agrees to dismiss such claims, complaints, charges with prejudice. The dismissal with prejudice of any such pending claims, complaints, or charges shall be a condition precedent to Company Group’s obligation to provide the severance payments and benefits to the Executive under this Agreement.
11.Cooperation. If the Company Group so requests, then Executive will cooperate with the Company Group about any legal matter, including matters that started after Executive leaves the Company Group. Executive agrees to provide the Company Group with cooperation and reasonable assistance in the preparation, defense, or prosecution of any legal matters involving the Company Group about which Executive has personal knowledge, including any matters which may be filed after the Separation Date. Executive agrees that the consideration in Section 2 is compensation in full for such cooperation or assistance. Executive acknowledges

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that Executive will not receive any pay for time spent testifying as a witness or in other circumstances where applicable law may otherwise prohibit compensation.
12.ADEA Waiver; Consideration & Revocation Periods; Effective Date. Executive acknowledges that Executive is waiving and releasing any claims that Executive may have under the ADEA against Releasees, and Executive represents that this waiver and release is knowing and voluntary.
(a)Consideration Period. Executive has twenty-one (21) calendar days after the date Executive received this Agreement (the “Consideration Period”) in order (i) to read and consider it; (ii) to consult with an attorney of Executive’s own choosing (and cost) regarding whether Executive should sign this Agreement, which consultation the Company Group hereby advises Executive to undertake; and (iii) to sign this Agreement if that is what Executive decides to do; provided, however, that Executive may not sign this Agreement prior to the Separation Date. In the event Executive signs this Agreement on or after the Separation Date, but before expiration of the Consideration Period, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the remainder of the Consideration Period.
(b)Revocation Period. If Executive timely signed this Agreement during the Consideration Period, Executive can change his mind about having signed the Agreement during the seven (7) days after the date Executive signed the Agreement (“Revocation Period”). If Executive changes his mind in this regard, Executive must deliver notice to the Company Group of the revocation by midnight on the seventh day to LendingTree, Inc., Attn: Chief Human Resources Officer, 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203.
(c)Effective Date. The “Effective Date” of the Agreement will be the eighth (8th) day after the date Executive timely signed the Agreement, provided that Executive returned Executive’s signed Agreement to the Company Group and did not timely revoke the Agreement during the Revocation Period.
13.Non-Disparagement. Executive further acknowledges and agrees that following the execution of this Agreement, Executive will not make any negative, derogatory, defamatory, slanderous, or disparaging comments, references, or characterizations, either verbally or in writing, regarding any of the Releasees, including without limitation the services, products, business models, personnel, officers, affiliates, management, and financial status of the Company Group, to any of the following: former or existing employees of the Company Group, customers or business partners of the Company Group, the media, the general public, on the Internet, or any other entity, for any purpose whatsoever, unless a legal duty to do so is imposed. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit or shall prohibit Executive from engaging in any conduct set forth in Section 4 above, or otherwise providing truthful information or testimony in connection with any legal or regulatory investigation or proceeding. Executive agrees that in the event of any breach or threatened breach of this Section 13, the Company Group (in addition to any other remedies at law or in equity it may have) shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including without limitation injunctive relief and specific performance.
14.General Terms.
(a)Nothing contained in this Agreement shall constitute or be treated as an admission by Executive or by Company Group or the Releasees of any liability, or any wrongdoing, or of any violation of law.
(b)The Company Group advises Executive to consult with an attorney of Executive’s own choosing before signing this Agreement.

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(c)The Executive and the Company Group shall each bear their own respective costs and fees and expenses incurred in connection with the review and signing of this Agreement.
(d)The Company Group reserves the right after receiving the signed Agreement from Executive to reject it and decline to accept it in the event it is untimely or if it has been modified in any way by Executive. In the event the Agreement is rejected and not accepted by the Company Group, it will be void and unenforceable.
(e)Executive and the Company Group intend that this Agreement be construed to give the Releasees the full benefit of the waiver and release provisions. Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, such provision(s) shall be modified to comply with current applicable law. In addition, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity, subject, or otherwise, it shall be construed by limiting or reducing it, so as to be enforceable with applicable law. If any provision(s) cannot be modified to comply with current applicable law, such provision(s) shall be severed and the enforceability of the remaining parts, terms, or provisions shall remain in full force and effect.
(f)Except as specified below, this Agreement and the Plan supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the Parties with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety; provided, however, Executive’s post-employment obligations under the Employment Agreement between the Parties dated January 2, 2018 (the “Employment Agreement,” which Employment Agreement expired on October 22, 2021), Exhibit A attached thereto, the Confidentiality, Work-Product and Restrictive Covenant Agreement between the Parties of even date therewith, and any other written agreement(s) between Executive and any of the Company Group relating to the protection of any of the Company Group’s confidentiality, proprietary information, intellectual property, or trade secrets, shall remain in full force and effect. Except as set forth herein, this Agreement shall constitute the full, complete, and exclusive agreement between Executive and the Company Group regarding all of the subject matter covered by this Agreement, and neither the Executive nor the Company Group is relying on any representation or promise that is not expressly stated in this Agreement.
(g)This Agreement may only be amended by a written agreement signed by Executive and an Officer of the Company Group.
(h)The rights and remedies of the Company Group in this Agreement shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to the Company Group or available at law or in equity. The failure of the Company Group to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof, or deprive the Company Group of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, and no waiver of any breach of any provision of this Agreement shall constitute a continuing waiver, a waiver of any other breach of that provision, or a waiver of any other provision hereof. Additionally, no delay or failure by the Company Group to exercise any right under this Agreement, and no partial or single exercise of such right, shall constitute a waiver of that or any other right.
(i)This Agreement and all rights hereunder shall be governed by and construed in accordance with the terms of the Plan and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA or

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otherwise governed by federal law, the laws of the State of North Carolina, without regard to the conflicts of laws provisions thereof. The Parties agree that any rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable to this Agreement. In addition, and to the extent permitted by applicable law, the Parties irrevocably waive any right to a trial by jury in any such action related to this Agreement.
(j)This Agreement may be signed in counterparts. The Parties hereby expressly agree, pursuant to Article 40 of Chapter 66 of the North Carolina General Statutes, that either or both of the Parties may execute this Agreement using an electronic signature (as such term is defined in that statute). If and to the extent that separate signature pages are signed by the Parties, each separate signature page shall be affixed to this Agreement and shall constitute one (1) Agreement binding on the Parties, notwithstanding that the signatories are not signing the same page. Facsimile transmissions (including transmission by e-mail in PDF format) of any executed original document shall be deemed the same as a delivered, executed original. Each Party agrees that the electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.
(k)Executive acknowledges that the services rendered by Executive during the course of Executive’s employment were of a special, unique, and extraordinary character, and a breach by Executive of any provision of this Agreement will cause irreparable injury and damage to the Company Group for which money damages alone would be an inadequate and insufficient remedy. Therefore, the Company Group shall be entitled to any and all available remedies, including but not limited to injunctive and equitable relief, without the requirement of posting a bond or other security, in order to prevent a breach of this Agreement, or any part of this Agreement, or to secure its enforcement.
(l)The Company and (as applicable) LTI may each assign their rights and obligations under this Agreement to any successor to all or substantially all the assets of the Company and/or (as applicable) LTI by merger, sale of assets, or otherwise, and all such rights shall inure to and be enforceable by any such assignee to the fullest extent permitted by applicable law. Executive is not permitted to assign or encumber this Agreement, voluntarily or involuntarily, and any such purported assignment shall be void ab initio. This Agreement shall be binding upon the heirs, executors, administrators, and other legal representatives and assigns of Executive.
(m)Executive, by signing this Agreement, acknowledges that Executive has had a full and fair opportunity to review, consider and negotiate the terms of this Agreement, has been advised to seek the advice of an attorney in connection with the decision whether to accept the benefits that have been offered under this Agreement, has had a reasonable period of time to consider whether to enter this Agreement, has reviewed this Agreement with advisors of Executive’s choice, has read and understands this Agreement, and has signed this Agreement freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.
I HAVE READ THIS AGREEMENT AND UNDERSTAND IT. I RECOGNIZE THAT I AM GIVING UP IMPORTANT RIGHTS AND THAT AT NO TIME IN THE FUTURE

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MAY I PURSUE ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED IN THIS AGREEMENT.

Dated: __ _February 1______, 2022	/s/ NEIL SALVAGE
Neil Salvage
Dated: ___February 28_____, 2022	LENDINGTREE, INC.
Jill Olmstead
Name
Chief Human Resources Officer
Title
/s/ JILL OLMSTEAD
Signature

Dated: ___February 28______, 2022	LENDINGTREE, LLC
Jill Olmstead
Name
Chief Human Resources Officer
Title
/s/ JILL OLMSTEAD
Signature

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